Exhibit 99.1
FOR IMMEDIATE RELEASE	NEWS RELEASE

Date Submitted: October 23, 2012	Contact: Samuel G. Stone
NASDAQ Symbol: FBMI	Executive Vice President and
Chief Financial Officer
(989) 466-7325

FIRSTBANK CORPORATION ANNOUNCES
THIRD QUARTER AND YEAR-TO-DATE 2012 RESULTS

Highlights Include:

●	For the first nine months of 2012, earnings per share of $0.82 were 193% over the $0.28 for the first nine months of 2011, as earnings per share of $0.31 in the third quarter of 2012 exceeded the $0.15 of the third quarter of 2011 and were the highest level since 2007
●	Completed successful exit from U. S. Treasury TARP/CPP program with increases to both book value per share and tangible book value per share in the third quarter of 2012
●	Provision expense of $1.4 million in the third quarter of 2012 was 45% less than in the second quarter of 2012 and decreased $2.1 million from year ago third quarter
●	Third quarter 2012 net charge-offs declined to $1.6 million compared to $3.4 million in third quarter 2011
●	Ratio of allowance for loan losses to loans remained at 2.18% at September 30, 2012, compared to 2.16% a year ago, as provision exceeded net charge-offs in the first nine months of 2012
●	Other real estate owned declined to $3.0 million at September 30, 2012, compared to $7.4 million at September 30, 2011
●	Developing plans to streamline the legal structure of the company
●	Equity ratios remained strong with all affiliate banks continuing to exceed regulatory well-capitalized requirements

Alma, Michigan (FBMI) ---- Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced net income of $2,715,000 for the third quarter of 2012, increasing 67% from $1,630,000 for the third quarter of 2011, with net income available to common shareholders of $2,495,000 in the third quarter of 2012 increasing 106% from $1,210,000 in the third quarter of 2011. Earnings per share were $0.31 in the third quarter of 2012 compared to $0.15 in the third quarter of 2011. Earnings per share in the third quarter of 2012 were the highest level since the third quarter of 2007. Returns on average assets and average equity for the third quarter of 2012 were 0.72% and 7.4%, respectively, compared to 0.41% and 4.1% respectively in the third quarter of 2011.

In the first nine months of 2012, net income of $7,536,000 increased 117% over the $3,473,000 earned in the first nine months of 2011. Net income available to common shareholders of $6,476,000 increased 193%, and earnings per share of $0.82 also increased 193% over the $0.28 per share earned in the first nine months of 2011.

Both book value per share and tangible book value per share increased in the third quarter of 2012 as earnings and earnings retention more than offset the impact on these measures of repurchasing warrants from Treasury, which was the final part of the successful exit from TARP/CPP and was completed early in the third quarter. Book value per share increased to $16.24 at September 30, 2012, from $16.14 at June 30, 2012, and tangible book value per share increased to $11.64 at September 30, 2012, from $11.52 at June 30, 2012. During the third quarter we commissioned the annual update of the third-party-expert valuation study of goodwill on our balance sheet. That valuation study, which assures the proper application of accounting rules and principles, indicates that the amount of goodwill on our books is not considered impaired and requires no reduction and no charge to earnings. As a result, our book value per share of $16.24 at September 30, 2012, is substantially above tangible book value per share of $11.64.

The provision for loan losses, at $1,364,000 in the third quarter of 2012, was 45% less than the amount required in the second quarter of 2012 and was 61% less than the amount in the year-ago third quarter. The provision expense of $1,364,000 was less than third quarter net charge-offs of $1,554,000, but the total provision in the first nine months of 2012 of $6,352,000 exceeded net charge-offs for this year-to-date period of $6,039,000. The level of provision expense and other expenses related to management and collection of the loan portfolio continue to be the major impediments to higher levels of profitability.

Net interest income, at $13,542,000 in the third quarter of 2012 decreased 1.7% compared to the third quarter of 2011. Net interest income decreased as a result of a 4 basis point decline in net interest margin compared to the year-ago third quarter.

Firstbank’s net interest margin was 3.99% in the third quarter of 2012, decreasing from 4.05% in the second quarter of 2012 and 4.03% in the third quarter of 2011. Loan demand remains weak, resulting in more earning assets being allocated to the investment portfolio, versus the higher-yielding loan portfolio, and competitive pricing pressure is forcing yields lower on some loan renewals. The cost of funds to average earning assets declined by 4 basis points, to 0.59% in the third quarter of 2012 from 0.63% in the second quarter of 2012, while the yield on average earning assets declined by a greater 10 basis points, to 4.57% in the third quarter of 2012 from 4.67% in the second quarter of 2012.

Total non-interest income, at $3,016,000 in the third quarter of 2012, was 16.3% higher than in the third quarter of 2011. Mortgage refinance activity remains at a very strong level. Gain on sale of mortgages, at $1,661,000 in the third quarter of 2012, increased 13.8% compared to the second quarter of 2012 and was 59.7% above the year-ago level. The category of “other” non-interest income, at $405,000 in the third quarter of 2012, was 12.3% less than the amount in the second quarter of 2012 and 0.2% more than in the third quarter of 2011. The other income category in the second quarter of 2012 included $178,000 insurance proceeds related to a director benefit plan of an affiliate bank, which did not recur in the third quarter. Included in this category of income was a $64,000 net gain on sale of other real estate owned in the third quarter of 2012, compared to a loss of $13,000 in the second quarter of 2012 and a gain of $98,000 in the third quarter of 2011.

Total non-interest expense, at $11,429,000 in the third quarter of 2012, was 3.6% higher than the level in the second quarter of 2012 and was 6.4% higher than the level in the third quarter of 2011. Salaries and employee benefits were 7.3% higher than in the second quarter of 2012 and increased 7.0% compared to the year-ago quarter. For the third quarter of 2012 compared to the prior quarter, the salary and wage component increased 8.7% as required by certain performance related compensation plans, and benefits increased 1.9% partly due to the inclusion of 7 pay periods in the third quarter of 2012 versus 6 pay periods in the second quarter of 2012. Occupancy and equipment costs were 5.9% less than the amount in last year’s third quarter. FDIC insurance premium expense, at $265,000 in the third quarter of 2012, was 63.6% above the level in the third quarter of 2011 due to the timing of expense recognition in 2011 related to the FDIC’s change in methodology for assessing premiums based on assets rather than deposits. Year-to-date in 2012, FDIC insurance premium expense was down 19.9% from year ago. The category of “other” non-interest expense, totaling $3,923,000 in the third quarter of 2012, increased 2.5% compared to the second quarter of 2012 and increased 9.3% compared to the third quarter of 2011, due to several factors. An additional $500,000 was expensed to add to a reserve for potential losses on required repurchase of mortgage loans that have been sold in the past to Freddie MAC, Fannie Mae, or other secondary mortgage market participants which may be subsequently put back to us by those organizations. The reserve was established in the second quarter of 2012 at $250,000, and $500,000 was added in the third quarter based on new attempts to claim put back rights. A $170,000 expense was recorded in the second quarter of 2012 related to the offering of our Preferred Series A Stock, which was sold in a secondary offering by the U.S. Treasury. Write-downs of valuations of other real estate owned (OREO) and expenses related to OREO also vary quarter to quarter and impact the other expense category. Write-downs of valuations of other real estate owned were $341,000 in the third quarter of 2012, increased from $257,000 in the second quarter of 2012 but less than the $499,000 in the third quarter of 2011.

Mr. Sullivan stated, “During the third quarter we saw continued improvement in our credit metrics. We reduced the balance of other real estate owned to $3 million, down from over $7 million a year ago and down from $9.8 million at the peak quarter-end in June of 2010. We also had a reduction in non-accrual loans by more than $1 million. Our thorough analysis of potential risk in the loan portfolio and application of Generally Accepted Accounting Principles resulted in a provision expense in the third quarter that was less than net charge-offs in the quarter. However for the year-to-date 2012 our provision expense has exceeded net charge-offs by more than $300,000. Our mortgage business remains quite strong, and our branch lenders, mortgage originators, and processing personnel have been doing outstanding work. Our commercial lenders, who have performed extremely well in working through problem situations for several years, are now able to turn most of their attention to business development and meeting needs of customers. We are well prepared to guide and assist both current and new customers whenever they are ready to return to economic activities that require credit. In spite of weak loan demand in our markets and the resulting adverse shift in the mix of earning assets into lower yielding investments, we have been able to maintain our net interest margin by squeezing down funding costs, though this solution is becoming more difficult. Overall, as provision expense declines and other costs of managing difficult credit situations reduce, earnings are rebounding very nicely.

“As a company dedicated to community banking with deep roots in the principles of serving our customers, communities, and shareholders, we have long taken pride in remaining a bank holding company using a community bank local decision-making, multi-bank-charter, format. We have recently concluded, however, that in today’s evolving regulatory and compliance environment we can no longer serve our customers, communities, and shareholders to their best possible benefit while maintaining all of our separate bank charters. Although we value the guidance and help our regulators provide in reviewing each bank’s operations, policies, compliance, and risk management, the primary issue we are grappling with is the time and attention required to meet the demands of so many multiple examinations, and the risk that an issue in one small part of the company could impact the whole. While we will keep Keystone Community Bank as a separately chartered bank doing business in the Kalamazoo, Portage, and Paw Paw markets under the Keystone name, we will merge Firstbank – Alma, Firstbank (Mt. Pleasant), Firstbank – West Branch, and Firstbank – West Michigan into a single charter to be known as Firstbank. We are targeting February 1, 2013, as the effective date for the combination of these charters. The plans and timetable are subject to regulatory approval.

“Our desire is to reduce the number of legal entities and regulatory examinations without changing other important aspects of the way we operate. As a result, we will be very careful not to disrupt the character and culture of our company – or impact how we serve our customers and communities – as we consolidate these various units. This consolidation also creates an opportunity to adjust our delivery systems to accommodate customer preferences for accessing banking services. Customer preferences for electronically delivered services through internet banking, mobile banking, remote deposit capture, debit cards, etc., provide greater convenience but also require an ongoing investment in technology on our part. While not necessarily as part of the charter combination, but occurring in the same general timeframe, we will be consolidating five of our smaller branches into other, existing branches where we can continue to serve customers in person, face-to-face. With these plans and timetable also subject to regulatory approval, we will be consolidating our offices in Sunfield, Woodland, Winn, Morley, and Prescott into nearby locations.

“We believe we have developed a plan to reduce the number of legal entities with very little change to the way we conduct business or the way we are organized. We will continue to take pride in remaining a bank holding company using a community bank local decision-making format. The existing boards of directors that have guided our presence in our various communities for many years will remain intact.

“All of our dedicated employees and directors deserve much credit for their hard work and service to our customers and shareholders, and we thank them for their efforts and success.”

Total assets of Firstbank Corporation at September 30, 2012, were $1.482 billion, a decrease of 1.0% from the year-ago period. Total portfolio loans of $977 million were 1.2% below the year-ago level, decreased 1.1% from June 30, 2012, and decreased 0.7% from December 31, 2011. Commercial and commercial real estate loans increased 1.4% from year ago, including a 1.8% decrease in the third quarter of 2012, and real estate construction loans decreased 25.1% from year ago, including a 1.3% decrease in the third quarter of 2012. Residential mortgage loans decreased 2.1% from year ago, including a 0.6% decrease in the third quarter of 2012. Consumer loans increased 11.3% from year ago, including a 2.2% increase in the third quarter of 2012, responding well to our retail promotional and marketing activities. While Firstbank has ample capital and funding resources to increase loans on its balance sheet, demand for funds for new ventures by quality borrowers remains weak. Also, the strong mortgage refinance activity has resulted in many mortgage loans being financed in the secondary market rather than on the balance sheet of the company. Total deposits as of September 30, 2012, were $1.225 billion, compared to $1.240 billion at September 30, 2011, a decrease of 1.2%. Core deposits at September 30, 2012, were 1.4% below the year-ago level, but they increased $12.4 million in the third quarter of 2012, mostly in non-interest bearing deposits.

Net charge-offs were $1,554,000 in the third quarter of 2012, reduced from $2,192,000 in the second quarter of 2012 and $3,402,000 in the third quarter of 2011. In the third quarter of 2012, net charge-offs annualized represented 0.63% of average loans, reduced from 0.89% in the second quarter of 2012 and 1.37% in the third quarter of 2011. For the first nine months of 2012, net charge-offs annualized represented 0.82% of average loans, down from 1.42% in the first nine months of 2011.

At the end of the third quarter of 2012 the ratio of the allowance for loan losses to loans was 2.18%, the same as the level at June 30, 2012, and increased from 2.16% at September 30, 2011. Performing adjusted loans (troubled debt restructurings, or TDRs) were $19,619,000 at September 30, 2012, compared to $19,274,000 at June 30, 2012, and $18,929,000 at December 31, 2011. Loans past due over 90 days were $655,000 at September 30, 2012, up slightly from $558,000 at June 30, 2012, and significantly lower than the $1,455,000 amount at September 30, 2011. Non-accrual loans were $16,112,000 at September 30, 2012, a decrease of 9.9% from the level at June 30, 2012, and a decrease of 22.8% from the $20,873,000 amount at September 30, 2011.

Other real estate owned was reduced to $3,001,000 at September 30, 2012, down 19.8% from the $3,741,000 level at June 30, 2012, and down 59.3% from the $7,367,000 level at September 30, 2011.

The ratio of average equity to average assets was a strong 9.7% in the third quarter of 2012. The decline in this ratio from 10.4% in the second quarter of 2012 reflects the repurchase of $16 million of the original $33 million of preferred stock that was outstanding through most of the prior quarter. All of Firstbank Corporation’s affiliate banks continue to meet regulatory well-capitalized requirements.

Firstbank Corporation, headquartered in Alma, Michigan, is a bank holding company using a community bank local decision-making format with assets of $1.5 billion and 51 banking offices serving Michigan’s Lower Peninsula. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Keystone Community Bank; and Firstbank – West Michigan.

This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words “anticipate,” “believe,” “expect,” “hopeful,” “potential,” “should,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning the consolidation of existing banks and branches,  future business growth, changes in interest rates, loan charge-off rates, demand for new loans, future profitability, the resolution of problem loans, and the timing and amount of any redemption of preferred stock. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

FIRSTBANK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share data)
UNAUDITED

	Three Months Ended:			Nine Months Ended:
	Sep 30	Jun 30	Sep 30	Sep 30	Sep 30
	2012	2012	2011	2012	2011
Interest income:
Interest and fees on loans	$14,145	$14,493	$15,290	$43,206	$46,507
Investment securities
Taxable	1,104	1,183	1,309	3,508	3,639
Exempt from federal income tax	272	290	271	845	844
Short term investments	53	54	54	161	138
Total interest income	15,574	16,020	16,924	47,720	51,128

Interest expense:
Deposits	1,588	1,718	2,691	5,198	8,685
Notes payable and other borrowing	444	463	452	1,374	1,629
Total interest expense	2,032	2,181	3,143	6,572	10,314

Net interest income	13,542	13,839	13,781	41,148	40,814
Provision for loan losses	1,364	2,494	3,459	6,352	10,726
Net interest income after provision for loan losses	12,178	11,345	10,322	34,796	30,088

Noninterest income:
Gain on sale of mortgage loans	1,661	1,460	1,040	4,816	2,021
Service charges on deposit accounts	1,048	1,060	1,123	3,166	3,397
Gain (loss) on trading account securities	(5)	5	0	1	8
Gain (loss) on sale of AFS securities	2	27	9	42	(1)
Mortgage servicing	(95)	15	17	(174)	121
Other	405	462	404	1,408	1,103
Total noninterest income	3,016	3,029	2,593	9,259	6,649

Noninterest expense:
Salaries and employee benefits	5,865	5,468	5,480	17,003	15,920
Occupancy and equipment	1,267	1,284	1,346	3,912	4,054
Amortization of intangibles	109	126	168	380	538
FDIC insurance premium	265	325	162	964	1,204
Other	3,923	3,829	3,589	11,249	10,601
Total noninterest expense	11,429	11,032	10,745	33,508	32,317

Income before federal income taxes	3,765	3,342	2,170	10,547	4,420
Federal income taxes	1,050	938	540	3,011	947
Net Income	2,715	2,404	1,630	7,536	3,473
Preferred Stock Dividends	220	420	420	1,060	1,260
Net Income available to Common Shareholders	$2,495	$1,984	$1,210	$6,476	$2,213

Fully Tax Equivalent Net Interest Income	$13,719	$14,023	$13,949	$41,638	$41,328

Per Share Data:
Basic Earnings	$0.31	$0.25	$0.15	$0.82	$0.28
Diluted Earnings	$0.31	$0.25	$0.15	$0.82	$0.28
Dividends Paid	$0.01	$0.01	$0.01	$0.08	$0.03

Performance Ratios:
Return on Average Assets (a)	0.72%	0.65%	0.41%	0.68%	0.32%
Return on Average Equity (a)	7.4%	6.3%	4.1%	6.7%	3.2%
Net Interest Margin (FTE) (a)	3.99%	4.05%	4.03%	4.02%	4.06%
Book Value Per Share (b)	$16.24	$16.14	$15.36	$16.24	$15.36
Tangible Book Value per Share (b)	$11.64	$11.52	$10.64	$11.64	$10.64
Average Equity/Average Assets	9.7%	10.4%	10.0%	10.2%	10.1%
Net Charge-offs	$1,554	$2,192	$3,402	$6,039	$10,774
Net Charge-offs as a % of Average Loans (c)(a)	0.63%	0.89%	1.37%	0.82%	1.42%

(a) Annualized
(b) Period End	`
(c) Total loans less loans held for sale

FIRSTBANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
UNAUDITED

	Sep 30	Jun 30	Dec 31	Sep 30
	2012	2012	2011	2011
ASSETS

Cash and cash equivalents:
Cash and due from banks	$29,710	$29,340	$40,151	$24,086
Short term investments	45,192	64,759	35,665	77,477
Total cash and cash equivalents	74,902	94,099	75,816	101,563

Securities available for sale	350,231	326,680	346,618	323,245
Federal Home Loan Bank stock	7,266	7,266	7,266	7,266
Loans:
Loans held for sale	3,813	3,857	349	2,207
Portfolio loans:
Commercial	151,252	160,106	156,551	157,155
Commercial real estate	365,402	365,801	365,029	352,156
Residential mortgage	337,587	339,663	340,060	344,700
Real estate construction	55,855	56,599	60,280	74,561
Consumer	67,314	65,861	61,989	60,481
Total portfolio loans	977,410	988,030	983,909	989,053
Less allowance for loan losses	(21,332)	(21,522)	(21,019)	(21,383)
Net portfolio loans	956,078	966,508	962,890	967,670

Premises and equipment, net	24,926	24,978	25,087	25,454
Goodwill	35,513	35,513	35,513	35,513
Other intangibles	1,068	1,177	1,448	1,607
Other assets	28,313	25,660	30,312	32,421
TOTAL ASSETS	$1,482,110	$1,485,738	$1,485,299	$1,496,946

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

Deposits:
Noninterest bearing accounts	$229,437	$217,824	$214,904	$204,604
Interest bearing accounts:
Demand	348,712	330,582	340,942	331,007
Savings	262,314	258,607	241,603	243,724
Time	365,745	386,762	405,385	443,417
Wholesale CD's	18,653	18,071	17,708	17,417
Total deposits	1,224,861	1,211,846	1,220,542	1,240,169

Securities sold under agreements to repurchase and overnight borrowings	45,927	45,746	46,784	42,839
FHLB Advances and notes payable	19,558	24,334	19,457	16,517
Subordinated Debt	36,084	36,084	36,084	36,084
Accrued interest and other liabilities	9,591	22,585	7,055	7,754
Total liabilities	1,336,021	1,340,595	1,329,922	1,343,363

SHAREHOLDERS' EQUITY
Preferred stock; no par value, 300,000 shares authorized, 33,000 outstanding	16,904	16,901	32,792	32,785
Common stock; 20,000,000 shares authorized	115,228	117,087	115,734	115,663
Retained earnings	9,812	7,397	3,955	2,296
Accumulated other comprehensive income/(loss)	4,145	3,758	2,896	2,839
Total shareholders' equity	146,089	145,143	155,377	153,583
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,482,110	$1,485,738	$1,485,299	$1,496,946

Common stock shares issued and outstanding	7,952,502	7,945,647	7,892,486	7,865,166
Principal Balance of Loans Serviced for Others ($mil)	$594.8	$595.3	$599.3	$601.6

Asset Quality Information:
Performing Adjusted Loans (TDRs) (b)	19,619	19,274	18,929	18,260
Loans Past Due over 90 Days	655	558	419	1,455
Non-Accrual Loans	16,112	17,875	22,707	20,873
Other Real Estate Owned	3,001	3,741	5,251	7,367
Allowance for Loan Loss as a % of Loans (a)	2.18%	2.18%	2.14%	2.16%

Quarterly Average Balances:
Total Portfolio Loans (a)	$982,144	$984,898	$983,875	$996,234
Total Earning Assets	1,371,768	1,392,597	1,369,931	1,376,072
Total Shareholders' Equity	143,805	157,080	151,442	150,092
Total Assets	1,483,546	1,508,406	1,492,870	1,501,534
Diluted Shares Outstanding	7,987,968	7,995,343	7,875,613	7,859,159

(a) Total Loans less loans held for sale
(b) Troubled Debt Restructurings in Call Reports